Exhibit 4.45

Deutsche Bank Luxembourg S.A.
International Loans & Agency Services
2, Boulevard Konrad Adenauer
L-1115 Luxembourg
Drillships Kithira Owners Inc.
Trust Company Complex	Franz-Josef Ewerhardy
Ajeltake Road, Ajeltake Island	Telephone: (+352) 4 21 22 – 552
MH 96960	Telefax: (+352) 4 21 22 – 95 771
Email: franz-josef.ewerhardy@db.com
Majuro, Marshall Island

27th May 2013

Drillship Kithira Owners Inc.
US$495,000,000 Credit Facility Agreement dated 18 July 2008 (as amended from time to time and as most recently amended and restated by an Amendment and Restatement Credit Agreement dated 14 May 2012, the "Credit Agreement")

Dear Sirs,

We are writing to you in our capacity as Facility Agent.  Reference is made to your waiver request letter dated 12 April 2013 (the "Waiver Request Letter").

Capitalised terms defined in the Credit Agreement shall have the same meaning when used in this letter unless expressly defined in this letter.

This is to confirm to you that all Lenders have approved your waiver requests as set out under (G) of paragraph 1.2 (Waiver Request) of your Waiver Request Letter subject to retaining the Required DSRA Balance in the Debt Service Reserve Account with regard to paragraphs (G), (x) and (G) (xii) of your Waiver Request Letter.  That means that you are still required to maintain the Required DSRA Balance (as currently defined in the Credit Agreement), i.e. the sum of

•
the aggregate amount required to pay the next scheduled principal and interest instalment under the Credit Agreement (with schedule interest in respect of any Hedged Portion being deemed to be payable at the applicable Fixed Rate), and

•
any amount from time to time deposited pursuant to Clause 16.33 (b) (ii) (Leverage Ratio with the same amount to remain on the Debt Service Reserve Account after any dividend distribution by the Owner.

Please evidence your agreement with the above by signing and returning to us an executed counterpart of this letter.

Yours faithfully,
Deutsche Bank Luxembourg S.A.
in its capacity as Facility Agent

/s/ Gwen Blumhoff	/s/ Franz-Josef Ewerhardy
Gwen Blumhoff	Franz-Josef Ewerhardy

Confirmed:

Date:

/s/ Dimitrios Glynos
Drillship Kithira Owners Inc.
as Owners

Date:

/s/ Dimitrios Glynos
Ocean Rig USW Inc.
as Guarantor